Exhibit 99.1

Novo Integrated Sciences’ PRO-DIP® Issued U.S. Patent for Oral Pouch Delivery System Technology

BELLEVUE, Wash., March 24, 2022 - Novo Integrated Sciences, Inc. (NASDAQ:NVOS) (the “Company” or “Novo”), pioneering a holistic approach to patient-first health and wellness through a multidisciplinary healthcare ecosystem with multiple patient and consumer touchpoints for services and product innovation, today announced that its wholly owned subsidiary, PRO-DIP, LLC (“PRO-DIP”), was issued U.S. Patent No. 11,273,965 by the U.S. Patent and Trademark Office on March 15, 2022. The ‘965 patent relates to PRO-DIP’s novel technology for manufacturing its oral supplement pouches.

PRO-DIP’s innovative, patented oral supplement pouch delivery system technology provides for broad market applications related to nutritionally focused products and medicinal based formulations. PRO-DIP’s initial oral pouch commercial product offering, the ION Energy pouch, is designed for the delivery of flavorful bursts of vitamins and natural energy supplements through small, semi-permeable sachets placed in the mouth, between the gum and cheek or lip. The initial burst of supplements is followed by extended absorption of the nutrients, providing long-lasting energy, even at high-exertion levels. With its hands-free ease of consumption, the energy-rich pouches are an alternative to traditional sports supplements and deliver a daily serving of natural vitamins and nutrients. The invention of the pouch delivery system for nutraceuticals continues to gain mainstream interest from health product manufacturers, medical organizations, big pharma, the military, space organizations, CBD/hemp companies, humanitarian aid groups and the list goes on.

Peter St. Lawrence, President of PRO-DIP, stated, “Being issued this patent for PRO-DIP’s oral pouch delivery system ensures commercial protection as we work to develop and distribute an entire new product category for applications such as hydration, immunity, multi-vitamin, antioxidants, creatine, and sleep. I am grateful to all the people involved over the last seven years that have played a role in achieving this important milestone. Thank You!”

“This patent is a valuable addition to Novo’s health science related IP portfolio,” said Robert Mattacchione, Novo’s Chairman and CEO. “For the last seven years, Peter has had an unwavering commitment to fulfilling his vison for PRO-DIP and we are very proud to have him as an important contributor to the Novo team since acquiring PRO-DIP in May 2021.”

About Novo Integrated Sciences, Inc.

Novo Integrated Sciences, Inc. is pioneering a holistic approach to patient-first health and wellness through a multidisciplinary healthcare ecosystem of multiple patient and consumer touchpoints for services and product innovation. Novo offers an essential and differentiated solution to deliver, or intend to deliver, these services and products through the integration of medical technology, advanced therapeutics, and rehabilitative science.

We believe that “decentralizing” healthcare, through the integration of medical technology and interconnectivity, is an essential solution to the rapidly evolving fundamental transformation of how non-catastrophic healthcare is delivered both now and in the future. Specific to non-critical care, ongoing advancements in both medical technology and inter-connectivity are allowing for a shift of the patient/practitioner relationship to the patient’s home and away from on-site visits to primary medical centers with mass-services. This acceleration of “ease-of-access” in the patient/practitioner interaction for non-critical care diagnosis and subsequent treatment minimizes the degradation of non-critical health conditions to critical conditions as well as allowing for more cost-effective healthcare distribution.

The Company’s decentralized healthcare business model is centered on three primary pillars to best support the transformation of non-catastrophic healthcare delivery to patients and consumers:

●	First Pillar: Service Networks. Deliver multidisciplinary primary care services through (i) an affiliate network of clinic facilities, (ii) small and micro footprint sized clinic facilities primarily located within the footprint of box-store commercial enterprises, (iii) clinic facilities operated through a franchise relationship with the Company, and (iv) corporate operated clinic facilities.

●	Second Pillar: Technology. Develop, deploy, and integrate sophisticated interconnected technology, interfacing the patient to the healthcare practitioner thus expanding the reach and availability of the Company’s services, beyond the traditional clinic location, to geographic areas not readily providing advanced, peripheral based healthcare services, including the patient’s home.

●	Third Pillar: Products. Develop and distribute effective, personalized health and wellness product solutions allowing for the customization of patient preventative care remedies and ultimately a healthier population. The Company’s science-first approach to product innovation further emphasizes our mandate to create and provide over-the-counter preventative and maintenance care solutions.

Innovation through science combined with the integration of sophisticated, secure technology assures Novo Integrated Sciences of continued cutting-edge advancement in patient first platforms.

For more information concerning Novo Integrated Sciences, please visit www.novointegrated.com . For more information on Novo Healthnet Limited, Novo’s wholly owned subsidiary, please visit www.novohealthnet.com

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About PRO-DIP, LLC

PRO-DIP, LLC., a wholly owned subsidiary of Novo Integrated Sciences, Inc., has developed an innovative, patented oral pouch delivery system technology which allows for broad market applications related to nutritionally focused products and medicinal based formulations. PRO-DIP was founded in May 2015 and is based in San Jose, California.

For more information on PRO-DIP and its commercial products, please visit www.prodip.pro or www.pouchworks.net

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in Novo’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond Novo’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects Novo’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. Novo assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The contents of any website referenced in this press release are not incorporated by reference herein.

Chris David, COO-President

Novo Integrated Sciences, Inc.

chris.david@novointegrated.com

(888) 512-1195